Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-830-0674
mjackson@apog.com

For Immediate Release

Wednesday, May 4, 2005

APOGEE ENTERPRISES CLOSES ON $100 MILLION REVOLVING CREDIT FACILITY

MINNEAPOLIS, MN (May 4, 2005) – Apogee Enterprises, Inc. (Nasdaq: APOG) announced that today it closed on a new $100 million unsecured, revolving credit facility. Borrowings under the five-year, committed facility will be available for working capital requirements and general corporate purposes, including capital expenditures and to replace borrowings under Apogee’s previously existing $125 million unsecured, revolving credit facility, which was terminated upon closing of the new facility.

“Since closing our previous credit facility in April 2002, we have reduced our outstanding debt by more than $24 million, while improving our debt-to-total-capital ratio to 17 percent. The much improved terms and conditions associated with our new, unsecured facility are indicative of this significantly improved financial condition,” said William F. Marchido, Apogee chief financial officer. “The reduction of our credit facility from the previous $125 million to the current $100 million illustrates our confidence in our growth strategies, while at the same time controlling working capital. We have also negotiated an uncommitted expansion feature on our credit facility of $75 million, which will give us flexibility as we further develop our growth strategies.”

BNY Capital Markets, Inc. and JPMorgan Chase Bank serve as co-lead arrangers of the new facility. The Bank of New York serves as administrative agent of the new facility, and U.S. Bank National Association and Harris Trust and Savings Bank serve as co-syndication and co-documentation agents. Additional lenders under the new facility include Comerica Bank and Wells Fargo Bank.

Apogee Enterprises, Inc. (www.apog.com), headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings.

•	Large-scale optical technologies segment consists of a developer and producer of high technology glass and acrylic that enhances the visual performance of products for the picture framing, display and imaging industries.

•	Automotive replacement glass and services segment consists of a fabricator of aftermarket foreign and domestic car windshields.

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com